Contact:	Media:	Investors:
	Wilson Grabill Corporate Affairs 212-546-4377 wilson.grabill@bms.com	John Elicker Investor Relations 212-546-3775 john.elicker@bms.com

	Brian Henry Corporate Affairs 609-252-3337 brian.henry@bms.com	Blaine Davis Investor Relations 212-546-4631 blaine.davis@bms.com

BRISTOL-MYERS SQUIBB ANNOUNCES
FOURTH QUARTER AND TWELVE MONTHS SALES AND EARNINGS FOR 2004

•	Company reports fully diluted EPS from continuing operations of $.07 for the fourth quarter, or $.39 on a non-GAAP basis, excluding specified items

•	Fully diluted EPS from continuing operations for the year were $1.21, or $1.70 on a non-GAAP basis, excluding specified items

•	Net Sales from continuing operations increased 2% to $5.2 billion for the fourth quarter, and 4% to $19.4 billion for the full year (excludes revenue of Oncology Therapeutics Network)

•	The Company recorded a charge for deferred taxes of $575 million in the fourth quarter in anticipation of repatriating earnings in 2005 at a one-time favorable tax rate pursuant to the American Jobs Creation Act of 2004

•	In the fourth quarter the Company signed a definitive agreement to sell its Oncology Therapeutics Network (OTN) business

•	Company provides full year guidance of $1.27 to $1.37 for 2005 earnings per share from continuing operations, or $1.35 to $1.45 on a non-GAAP basis, excluding specified items

(NEW YORK, January 27, 2005) – Bristol-Myers Squibb Company (NYSE:BMY) today reported net earnings from continuing operations of $139 million on sales from continuing operations of $5.2 billion for the fourth quarter of 2004. Fully diluted earnings per share from continuing operations for the quarter were $.07, or $.39 on a non-GAAP basis, excluding specified items. Net earnings from continuing operations for the full year 2004 were $2.4 billion on sales from continuing operations of $19.4 billion. Fully diluted earnings per share from continuing operations for the full year were $1.21, or $1.70 on a non-GAAP basis, excluding specified items. The Company signed a definitive agreement in December 2004 to sell its OTN business. As such, the results of operations for OTN are presented as a discontinued operation. OTN’s fourth quarter and full year net sales were $691 million and $2.5 billion, respectively, and its earnings had no impact on the Company’s basic and diluted earnings per share in 2004 and 2003.

“The sustained growth of our key in-line pharmaceuticals, including PLAVIX ® and AVAPRO®/AVALIDE®, along with the continued strong gains of our three newer products – ABILIFY®, REYATAZ® and ERBITUX® – and the double-digit growth of several of our other healthcare businesses, all have contributed significantly to our overall solid performance in the quarter and year,” said Peter R. Dolan, chairman and chief executive officer, Bristol-Myers Squibb. “The strong performance of these key brands is helping to ensure the successful transition of our product portfolio, as we continue to execute our strategy and build toward a future of growth and leadership for our company.

“Looking ahead, we will continue to invest meaningfully behind our pipeline and growth drivers, as we did in 2004, despite the pressure from exclusivity losses on our earnings associated with the ongoing transition in our product portfolio. We continue to be hopeful about our three promising late stage pipeline compounds, muraglitazar, abatacept, and entecavir, two of which were filed in the last four months, and we expect to complete the filing of the third early this year.”

FOURTH QUARTER RESULTS

•	Fourth quarter 2004 net sales from continuing operations increased 2% to $5.2 billion. This increase in worldwide net sales resulted from a 3% favorable impact of foreign exchange rate fluctuations offset by a 1% decrease due to changes in selling prices. U.S. net sales decreased 2% for the quarter, primarily due to increased competition for PRAVACHOL® and exclusivity losses for MONOPRIL®, PARAPLATIN® and the GLUCOPHAGE® franchise, partially offset by increased sales of new products including ABILIFY®, REYATAZ®, ERBITUX® and the continued growth of PLAVIX®. International net sales increased 7% or decreased 1% excluding favorable foreign exchange, due to a decline in PRAVACHOL® sales resulting from generic competition.

•	The Company continued to invest in the growth of new products and the development of new compounds. Marketing, selling and administrative expenses increased 11% to $1.4 billion, primarily due to support for new products, productivity initiatives, increases in charitable contributions and costs associated with Sarbanes-Oxley Act of 2002 compliance activities. Advertising and product promotion expenditures increased 2% from 2003 to $424 million due to increased investments in ABILIFY®, REYATAZ® and PLAVIX®, partially offset by lower spending on in-line products, consistent with the Company’s focus on growth drivers and new products. Excluding $15 million of milestone payments and $81 million of up-front payments for licensing agreements in the fourth quarter of 2004 and 2003, respectively, research and development expenses increased 4% to $662 million from $634 million in 2003, primarily due to continued investments in compounds in late-stage development, including muraglitazar, a dual PPAR agonist for diabetes; abatacept, for rheumatoid arthritis; and entecavir, for hepatitis B; partially offset by Merck’s share of codevelopment costs related to muraglitazar.

•	Fourth quarter 2004 earnings from continuing operations before minority interest and income taxes increased 13% to $1,039 million from $923 million in 2003 primarily due to an increase in reserves of $265 million for litigation matters recognized in the fourth quarter of 2003, partially offset by increases in cost of products sold as a result of a change in product mix, products losing exclusivity and increased marketing, selling and administrative expenses. Net earnings from continuing operations decreased 73% to $139 million in 2004 compared to $506 million in 2003. The effective income tax rate on earnings from continuing operations before minority interest and income taxes was 73.7% in fourth quarter 2004 compared to 31.6% in 2003.

The higher effective tax rate is attributable primarily to a $575 million charge for estimated deferred taxes taken in the fourth quarter in anticipation of repatriating in 2005 approximately $9.0 billion in special dividends from the Company’s non-U.S. subsidiaries, pursuant to the American Jobs Creation Act of 2004 and a charge related to the establishment of a valuation allowance against certain charitable contribution carry forwards. Factors that partially offset the higher effective tax rate include the retroactive reinstatement of Research and Development Credits which had previously expired on June 30, 2004, increased foreign tax credits, and the treatment of provisions for certain litigation reserves as non-deductible in 2003. The deferred tax charge of $575 million is the Company’s best current estimate of the tax cost related to the dividend repatriation. Such estimate may be revised as a result of additional guidance or clarifying language that may be issued by Congress and/or the Department of the Treasury, or any changes in the Company’s factual assumptions that may occur. In 2004, basic and diluted earnings per share from continuing operations decreased 73% to $.07 from $.26 in 2003. Basic and diluted average shares outstanding for the quarter were 1,943 million and 1,976 million, respectively, compared to 1,937 million and 1,973 million, respectively, in 2003.

•	In the fourth quarter of 2004 and 2003, the Company recorded specified income and expense items that affected the comparability of the results. The pre-tax specified items in 2004 include charges of $61 million related to accelerated depreciation and termination benefits for certain operations in the U.S., Puerto Rico and Europe, charges of $16 million for litigation matters and $15 million of milestone payments, partially offset by an adjustment of $4 million to the gain on the sale of the Mead Johnson Adult Nutritional business. The 2004 specified items also include the $575 million charge for estimated deferred taxes taken in the fourth quarter as discussed above. The pre-tax specified items in 2003 primarily included aggregate charges of $265 million for litigation matters, $81 million related to up-front payments for two licensing agreements, $40 million related to accelerated depreciation, asset impairment charges, relocation and retention costs, termination benefits and other exit costs, partially offset by $11 million of income related to adjustments of prior period restructuring reserves. In 2004, basic earnings per share from continuing operations, on a non-GAAP basis excluding these specified items, decreased 7% to $.40 from $.43 in 2003, while diluted earnings per share from continuing operations decreased 9% to $.39 from $.43 in 2003. For additional information on specified items, see Appendix 1. Details reconciling these non-GAAP amounts with GAAP amounts including specified items are provided in supplemental materials available on the Company’s website.

FULL YEAR RESULTS

•	Net sales from continuing operations for the full year of 2004 increased 4% to $19.4 billion due to the favorable impact from foreign exchange rate fluctuations. U.S. net sales remained constant at $10.6 billion with growth in prescription demand for key brands including PLAVIX®, AVAPRO®/AVALIDE® and SUSTIVA® and new product introductions including ABILIFY®, REYATAZ® and ERBITUX® offset by lower sales of other products as a result of exclusivity losses for MONOPRIL®, PARAPLATIN® and the GLUCOPHAGE® franchise. International net sales increased 10% to $8.8 billion, or 2% excluding favorable foreign exchange. This 2% growth in sales was primarily attributable to increased sales of PLAVIX®, AVAPRO®/AVALIDE®, REYATAZ® and the launch of ABILIFY® in Europe, offset by a decline in PRAVACHOL®.

•	Marketing, selling and administrative expenses increased 9% to $5.0 billion, primarily due to support for new products, including additional sales support for ABILIFY®. Advertising and product promotion expenditures remained constant at $1.4 billion as compared to 2003, with increased investments in ABILIFY®, REYATAZ® and PLAVIX®, offset by lower spending on in-line and non-exclusive products. Research and development expenses increased 10% to $2.5 billion, primarily due to higher spending on new development projects, including investments in late-stage development and investments in the area of biologics, partially offset by Merck’s share of codevelopment costs related to muraglitazar.

•	For the full year, earnings from continuing operations before minority interest and income taxes decreased 6% to $4,418 million from $4,680 million in 2003. Contributing to the decrease in 2004 were increases in cost of products sold resulting from a change in product mix, products losing exclusivity and increased investment in research and development, specified income and expense items discussed below, partially offset by higher international sales. Net earnings from continuing operations decreased 23% to $2,378 million in 2004 compared to $3,097 million in 2003. The effective income tax rate on earnings from continuing operations before minority interest and income taxes was 34.4% in 2004 compared to 25.9% in 2003. The higher effective tax rate is attributable primarily to the $575 million charge for estimated deferred taxes taken in the fourth quarter as discussed above, partially offset by the favorable resolution of certain tax refund claims, increased foreign tax credits, and the treatment of provisions for certain litigation reserves as non-deductible in 2003. In 2004, basic earnings per share from continuing operations decreased 23% to $1.23 from $1.60 in 2003, while diluted earnings per share from continuing operations decreased 24% to $1.21 from $1.59 in 2003. Basic and diluted average shares outstanding for the full year were 1,942 million and 1,976 million, respectively, compared to 1,937 million and 1,950 million, respectively, in 2003.

•	For the full year of 2004 and 2003, the Company recorded specified income and expense items that affected the comparability of the results. The pre-tax specified items in 2004 include net aggregate charges of $507 million for litigation matters, $212 million related to accelerated depreciation and termination benefits for certain operations in the U.S. and Europe, $63 million write-off of acquired in-process research and development for the Acordis transaction and $55 million of milestone payments, partially offset by a $320 million gain on the sale of the Mead Johnson Adult Nutritional business. The 2004 specified items also include the $575 million charge for estimated deferred taxes taken in the fourth quarter as discussed above. The pre-tax specified items in 2003 primarily included net aggregate charges of $199 million for litigation matters, $133 million related to accelerated depreciation, asset impairment charges, relocation and retention costs, termination benefits and other exit costs, $102 million related to up-front payments for four licensing agreements, partially offset by $40 million related to adjustments of prior period restructuring reserves. In 2004, basic earnings per share from continuing operations, on a non-GAAP basis excluding these specified items, decreased 3% to $1.73 from $1.79 in 2003, while diluted earnings per share from continuing operations decreased 4% to $1.70 from $1.78 in 2003. For additional information on specified items, see Appendix 1. Details reconciling these non-GAAP amounts with the GAAP amounts including specified items are provided in supplemental materials available on the Company’s website.

FOURTH QUARTER BUSINESS SEGMENT NET SALES

Pharmaceuticals

•	Worldwide pharmaceutical sales increased 1% to $4,129 million from $4,082 million in 2003. U.S. pharmaceutical sales remained constant at $2,255 million, while international pharmaceutical sales increased 3%, including an 8% favorable foreign exchange impact, to $1,874 million. U.S. pharmaceutical sales were negatively affected by increased competition for PRAVACHOL®, exclusivity losses of PARAPLATIN® and the GLUCOPHAGE® franchise, offset by increased sales of new products including ABILIFY®, REYATAZ® and ERBITUX®. The estimated inventory levels of the Company’s key pharmaceutical products sold by the U.S. Pharmaceutical business at the end of the fourth quarter in aggregate were just over three weeks.

•	Sales of PLAVIX®, a platelet aggregation inhibitor sold by the Company primarily in the U.S., increased 19%, including a 2% favorable foreign exchange impact, to $959 million from $808 million in 2003, primarily due to strong prescription growth of approximately 19% in the U.S. market. PLAVIX® is a cardiovascular product that was launched from the alliance between the Company and Sanofi-Aventis (Sanofi).

•	Sales of PRAVACHOL® decreased 3%, including a 4% favorable foreign exchange impact, to $710 million from $729 million in 2003. PRAVACHOL® sales in the U.S. increased 6% to $433 million primarily due to an increase in U.S. wholesaler inventory levels, estimated to be just over three weeks at the end of the fourth quarter and reduced managed care rebates. Total U.S. prescriptions decreased approximately 16%. International sales decreased 14%, including a 9% favorable foreign exchange impact, to $277 million primarily due to exclusivity loss in select European markets, including Germany and the U.K.

•	Sales of AVAPRO®/AVALIDE®, an angiotensin II receptor blocker for the treatment of hypertension, increased 13%, including a 4% favorable foreign exchange impact, to $259 million from $230 million in 2003 driven by increased sales in Europe. Total U.S. prescription growth increased approximately 14%. AVAPRO®/AVALIDE® is a cardiovascular product that was launched from the alliance between the Company and Sanofi.

•	Sales of SUSTIVA®, a non-nucleoside reverse transcriptase inhibitor for the treatment of HIV/AIDS, were $172 million compared to $139 million in 2003, an increase of 24%, due to product back-orders in the third quarter of 2004 which were resolved in the fourth quarter, compounded by the workdown of U.S. wholesaler inventory in the fourth quarter of 2003. Total U.S. prescription growth increased approximately 3% for the fourth quarter of 2004 while U.S. wholesaler inventory levels were estimated to be just over two weeks at the end of the fourth quarter.

•	Sales of REYATAZ®, a protease inhibitor for the treatment of HIV/AIDS launched in the United States in the third quarter of 2003 and in Europe in the second quarter of 2004, were $148 million. REYATAZ® has achieved a weekly new prescription share of the U.S. protease inhibitors market of approximately 28%.

•	Sales of TAXOL®, the Company’s leading anti-cancer agent, were $256 million compared to $239 million in 2003. Sales of TAXOL®, which are almost exclusively international, increased 7%, or decreased 1% excluding favorable foreign exchange, primarily as a result of generic competition in

Europe. Generic competition for TAXOL® in a majority of the major European markets began in the second quarter of 2004 and increased in the second half of 2004.

•	Sales of PARAPLATIN®, an anticancer agent, decreased 87% to $27 million from $204 million in 2003 due to the entry of multiple generic competitors in October 2004.

•	Sales of ERBITUX®, used to treat refractory metastatic colorectal cancer, which is sold almost exclusively in the U.S., were $88 million for the fourth quarter of 2004 compared to $84 million for the third quarter of 2004. ERBITUX® was approved by the FDA in February 2004.

•	Total revenue for ABILIFY®, which is primarily alliance revenue for the Company’s 65% share of net sales in co-promotion countries with Otsuka Pharmaceutical Co. Ltd. (Otsuka), increased 139% to $191 million from $80 million in 2003. For its use as an antipsychotic agent for treatment of schizophrenia, ABILIFY® has achieved a weekly new prescription share of the U.S. antipsychotic market of greater than 10%. Total revenue for ABILIFY® in Europe since its launch in June 2004 is $26 million. In September 2004, the FDA approved ABILIFY® for the treatment of acute bipolar mania in the U.S.

Nutritionals

•	Excluding the impact of the Adult Nutritional business that was divested during the first quarter of 2004, worldwide sales increased 7%, to $505 million from $474 million in 2003, with no impact from foreign exchange.

•	Excluding the impact of the Adult Nutritional business, international sales increased 17%, including a 1% favorable foreign exchange impact, primarily due to increased sales of infant formula and children’s nutritional products, while U.S. sales decreased 2%, primarily due to increased participation in the lower priced WIC (Women, Infants and Children) program and a corresponding decrease in the rest of the infant formula market.

•	On a reported basis, Worldwide Nutritional sales decreased 4%, to $505 million from $526 million in 2003.

Other Healthcare

•	ConvaTec sales increased 10%, including a 7% favorable foreign exchange impact, to $266 million from $241 million in 2003, primarily due to strong sales in wound therapeutics.

•	Medical Imaging sales increased 19% to $154 million from $129 million in 2003, primarily driven by increased sales of CARDIOLITE®.

•	Consumer Medicines sales increased 5% to $103 million from $98 million 2003, primarily due to increased sales of EXCEDRIN® in the U.S.

DEVELOPMENTS

•	In September 2004, the Company completed the submission of a New Drug Application to the U.S. Food and Drug Administration (FDA) for entecavir, an investigational antiviral agent under development for the treatment of chronic Hepatitis B. In addition, the FDA granted the Company a priority review for entecavir. The Company also submitted a marketing authorization application for entecavir to the European Medicines Evaluation Agency.

•	In November 2004, the Company and Medarex, Inc. (Medarex) entered into a worldwide collaboration to develop and commercialize MDX-010, a fully human antibody investigational product targeting the CTLA-4 receptor. MDX-010 was developed by Medarex and is currently in Phase III clinical development for the treatment of metastatic melanoma. The collaboration agreement became effective in January 2005, after the companies received certain governmental clearances and approvals, including expiration of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Company made a cash payment of $25 million to Medarex in January 2005 which was expensed as research and development and an equity investment in Medarex of $25 million.

•	In December 2004, the Company and Corgentech Inc. announced top-line results from the first of two Phase 3 clinical trials for edifoligide (E2F Decoy). In a trial involving patients undergoing peripheral artery vein grafts, the primary and secondary endpoints failed to show a benefit in the edifoligide-treated group compared to the placebo group as defined as the rate of vein graft failure over the 12 months following surgery. Edifoligide is an investigational product to prevent vein graft failure in the coronary and peripheral arteries.

•	In December 2004, the Company committed to a plan to sell OTN and entered into a definitive sale agreement with One Equity Partners LLC. It is expected that this transaction will be completed during the first half of 2005.

•	In December 2004, the Company and Gilead Sciences, Inc. (Gilead) entered into a joint venture to develop and commercialize a fixed-dose combination of the Company’s SUSTIVA® and Gilead’s Truvada ® in the United States. If approved, the new product would be the first complete Highly Active Antiretroviral Therapy (HAART) treatment regimen for HIV available in a fixed-dose combination taken once daily.

•	In December 2004, the Company and Somerset Pharmaceuticals, Inc. (Somerset), a joint venture between Mylan Laboratories Inc. and Watson Pharmaceuticals, Inc., entered into an agreement for the commercialization and distribution of Somerset’s EMSAM® (selegiline transdermal system), an investigational monoamine oxidase inhibitor administered as a transdermal patch for the acute and maintenance treatment of patients with major depressive disorder. Somerset received an “Approvable” letter from the FDA for EMSAM® in February 2004, and if approved by the FDA, EMSAM® would be the first transdermal treatment for major depressive disorder.

•	In December 2004, the Company submitted a New Drug Application to the FDA for muraglitazar, an investigational agent under development for the treatment of patients with type 2 diabetes. The Company and Merck & Co., Inc. are collaborating in the global development and commercialization of muraglitazar.

•	In December 2004, the Company provided an update on the rolling submission of the Biologics License Application (BLA) for abatacept submitted under the provisions of FDA’s Continuous Marketing Application, Pilot 1. Abatacept is an investigational biologic drug for the treatment of rheumatoid arthritis and its development program was granted Fast Track status by the FDA. Complete Non-Clinical and Clinical sections of the BLA have already been submitted to the FDA and the remaining section is expected to be submitted early this year.

•	In January 2005, the Company and Otsuka received approval from the U.S. FDA for an oral solution formulation of ABILIFY®. The oral solution formulation will be available in pharmacies in February.

•	In January 2005, the Company announced that it intends to divest its U.S. and Canadian Consumer Medicines business. The Company’s consumer medicines businesses in Japan, China, Latin America, Europe, Middle East and Africa are not included in this divestiture.

2005 GUIDANCE

The Company estimates its fully-diluted earnings per share from continuing operations for 2005 to be between $1.35 and $1.45 on an adjusted non-GAAP basis. These estimates exclude certain types of items included in earnings per share under GAAP as set forth under “Use of Non-GAAP Financial Information,” most significantly, reduced by charges for milestone payments in connection with announced external development activities and anticipated restructurings for manufacturing operations. Taking the specified items into account, the estimate of fully diluted earnings per share from continuing operations would be $1.27 to $1.37. Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the Company’s website. This information does not include other items, which may occur during the year, such as any charges relating to new transactions or arrangements resulting in write-off of in-process research and development, other restructurings, the expensing of stock options which will be implemented in the second half of 2005, gain on asset disposals, potential insurance recoveries and significant legal proceedings. This estimate also excludes potential adjustments to the deferred tax charge recorded in the fourth quarter of 2004 that may be required due to any modifications to the Jobs Creation Act of 2004 or the issuance of further guidance from the Department of Treasury, provided that such modification or guidance occurs subsequent to the issuance of the Company’s Form 10-K.

As previously disclosed, although anticipated sales declines due to continued exclusivity losses during 2005 are expected to be more or less offset by growth in sales of the Company’s in-line, recently launched and potential new products during the same period, changes in product mix will adversely impact gross margins because the products that have lost or are expected to lose exclusivity generally have higher margins. In addition, earnings will be adversely affected by the Company’s investments to support the introduction of new products and the development and launch of additional new compounds. The Company will continue to rationalize its cost base in line with its strategy to focus on ten disease areas with high unmet medical need and increase its sales and marketing emphasis on specialists and high value primary care prescribers.

As previously disclosed, the Company has experienced substantial revenue losses in the last few years due to the expiration of market exclusivity protection for certain of its products. The Company expects substantial incremental revenue losses in 2005, representing continuing declines in revenues of those products as well as declines in revenues of certain additional products that will lose market exclusivity in 2005. For 2005, the Company estimates reductions of net sales in the range of $1.4 billion to $1.5 billion from the 2004 levels for products which have lost or will lose exclusivity protection in 2003, 2004 or 2005, primarily CEFZIL ®, PARAPLATIN ® and VIDEX EC ® in the United States, TAXOL ® in Europe and Japan and PRAVACHOL ® in Europe. The timing and amounts of sales reductions from exclusivity losses, their realization in particular periods and the eventual levels of remaining sales revenues are uncertain and dependent on the levels of sales at the time exclusivity protection ends, the timing and degree of development of generic competition (speed of approvals, market entry and impact) and other factors.

The Company’s expectations for future sales growth include substantial expected increases in sales of PLAVIX ® , which had net sales of $3.3 billion for 2004, and is currently the Company’s largest product ranked by net sales. The composition of matter patent for PLAVIX ® , which expires in 2011, is currently the subject of litigation in the United States. Similar proceedings involving PLAVIX ® have been instituted outside the United States, including Canada. The Company continues to believe that the patent is valid and that it is infringed, and with its alliance partner and patent-holder Sanofi, is vigorously pursuing these cases. It is not possible at this time reasonably to assess the outcome of these litigations, or if there were an adverse determination in these litigations, the timing of potential generic competition for PLAVIX ® . However, if generic competition in the U.S. were to occur, the Company believes it is very unlikely to occur before the second half of 2005.

The Company and its subsidiaries are the subject of a number of significant pending lawsuits, claims, proceedings and investigations. It is not possible at this time reasonably to assess the final outcome of these investigations or litigations. Management continues to believe, as previously disclosed, that during the next few years, the aggregate impact, beyond current reserves, of these and other legal matters affecting the Company is reasonably likely to be material to the Company’s results of operations and cash flows, and may be material to its financial condition and liquidity. The Company’s expectations for the next several years described above do not reflect the potential impact of litigation on the Company’s results of operations.

For additional discussion of legal matters including PLAVIX ® patent litigation, see “Item 8. Financial Statements and Supplementary Data-Note 22 Legal Proceedings and Contingencies” in the Company’s Form 10-K/A Annual Report for 2003.

Use Of Non-GAAP Financial Information

This press release contains non-GAAP earnings per share information adjusted to exclude certain costs, expenses, gains and losses and other specified items. Among the items in GAAP earnings but excluded for purposes of determining adjusted earnings are: gains or losses from sale of product lines, from sale or write-down of equity investments and from discontinuations of operations; restructuring and similar charges; charges and recoveries relating to significant legal proceedings; co-promotion or alliance charges and payments for in-process research and development which under GAAP are immediately expensed rather than amortized over the life of the agreement. This information is intended to enhance an investor’s overall understanding of the Company’s past financial performance and prospects for the future. For example, non-GAAP earnings per share information is an indication of the Company’s baseline performance before items that are considered by the Company to be not reflective of the Company’s operational results. In addition, this information is among the primary indicators the Company uses as a basis for evaluating Company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

# # #

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the Company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, pricing controls and pressures, (including changes in rules and practices) of managed care groups and institutional and governmental purchasers, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical rebates and reimbursement, competitive product development, changes to wholesaler inventory levels, governmental regulations and legislation, difficulties and delays in product development, manufacturing and sales, patent positions, litigation, and the impact and result of any litigation or governmental investigations related to the financial statement restatement process. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive regulatory approvals, or that they will prove to be commercially successful. For further details and a discussion of these and other risks and uncertainties, see the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

# # #

Company and Conference Call Information

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

There will be a conference call on January 27, 2005 at 10:30 a.m. (EST) during which Company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at www.bms.com/ir or by dialing 719-457-2653. Materials related to the call will be available at the same Web site prior to the call.

For more information, contact: Wilson Grabill, 212-546-4377, or Brian Henry, 609-252-3337, Corporate Affairs, or John Elicker, 212-546-3775, or Blaine Davis, 212-546-4631, Investor Relations.

# # #

ABILIFY® is the trademark of Otsuka Pharmaceutical Company, Ltd.
AVAPRO®, AVALIDE® and PLAVIX® are trademarks of Sanofi-Aventis
ERBITUX® is a trademark of ImClone Systems Incorporated
GLUCOPHAGE®, GLUCOPHAGE® XR and GLUCOVANCE® are registered trademarks of Merck
     Sante, S.A.S., an associate of Merck KGaA of Darmstadt, Germany
Truvada® is a trademark of Gilead Sciences, Inc.
EMSAM® is a trademark of Somerset Pharmaceuticals, Inc.

BRISTOL-MYERS SQUIBB COMPANY
SALES BY OPERATING SEGMENTS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2004 AND 2003
(Unaudited, in millions of dollars)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003
Pharmaceuticals	$4,129	$4,082	$15,482	$14,925
Nutritionals	505	526	2,001	2,023
Other Healthcare	523	468	1,897	1,705

Net Sales from Continuing Operations	$5,157	$5,076	$19,380	$18,653

BRISTOL-MYERS SQUIBB COMPANY
SELECTED PRODUCTS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2004 AND 2003
(Unaudited, in millions of dollars except prescription data)

The following table sets forth worldwide and U.S. reported net sales for selected products for the three and twelve months ended, December 31, 2004 compared to the three and twelve months ended December 31, 2003, respectively. In addition, the table includes, where applicable, the estimated total (both retail and mail-order customers) prescription growth, for the comparative periods presented, for certain of the Company’s U.S. primary care pharmaceutical prescription products. The estimated prescription growth amounts are based on third-party data. A significant portion of the Company’s domestic pharmaceutical sales is made to wholesalers. Where changes in reported net sales differs from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales
			%			%	% Change in U.S. Total
	2004	2003	Change	2004	2003	Change	Prescriptions vs. 2003

Three Months Ended December 31
Pharmaceuticals
Cardiovascular
Plavix	$959	$808	19%	$816	$688	19%	19%
Pravachol	710	729	(3)%	433	407	6%	(16)%
Avapro/Avalide	259	230	13%	154	151	2%	14%
Monopril	68	118	(42)%	9	55	(84)%	(81)%
Coumadin	76	54	41%	69	46	50%	(14)%
Virology
Sustiva	172	139	24%	103	82	26%	3%
Reyataz	148	49	*	99	46	115%	88%
Videx/Videx EC	67	68	(1)%	25	27	(7)%	(10)%
Zerit	67	76	(12)%	31	34	(9)%	(29)%
Infectious Diseases
Cefzil	89	117	(24)%	60	89	(33)%	(35)%
Oncology
Taxol	256	239	7%	7	1	*	N/A
Paraplatin	27	204	(87)%	(12)	163	(107)%	N/A
Erbitux	88	—	—	88	—	—	N/A
Affective (Psychiatric) Disorders
Abilify (total revenue)	191	80	139%	170	79	115%	62%
Metabolics
Glucovance	7	109	(94)%	7	107	(93)%	(85)%
Nutritionals
Enfamil	224	201	11%	154	140	10%	N/A
Other Healthcare
Ostomy	152	142	7%	47	45	4%	N/A
Cardiolite	108	80	35%	95	71	34%	N/A
Wound Therapeutics	111	94	18%	39	34	15%	N/A

     *In Excess of 200%

	Worldwide Net Sales			U.S. Net Sales
			%			%	% Change in U.S. Total
	2004	2003	Change	2004	2003	Change	Prescriptions vs. 2003

Twelve Months Ended December 31
Pharmaceuticals
Cardiovascular
Plavix	$3,327	$2,467	35%	$2,833	$2,085	36%	24%
Pravachol	2,635	2,827	(7)%	1,420	1,605	(12)%	(10)%
Avapro/Avalide	930	757	23%	562	474	19%	15%
Monopril	274	470	(42)%	34	228	(85)%	(77)%
Coumadin	255	303	(16)%	228	277	(18)%	(17)%
Virology
Sustiva	621	544	14%	364	334	9%	4%
Reyataz	414	88	*	305	83	*	*
Videx/Videx EC	274	267	3%	106	109	(3)%	(4)%
Zerit	272	354	(23)%	119	174	(32)%	(29)%
Infectious Diseases
Cefzil	270	327	(17)%	161	234	(31)%	(30)%
Oncology
Taxol	991	934	6%	31	52	(40)%	N/A
Paraplatin	673	905	(26)%	537	769	(30)%	N/A
Erbitux	261	—	—	260	—	—	N/A
Affective (Psychiatric) Disorders
Abilify (total revenue)	593	283	110%	554	280	98%	103%
Metabolics
Glucovance	169	424	(60)%	165	419	(61)%	(51)%
Nutritionals
Enfamil	859	808	6%	585	569	3%	N/A
Other Healthcare
Ostomy	551	512	8%	167	164	2%	N/A
Cardiolite	406	324	25%	361	285	27%	N/A
Wound Therapeutics	391	319	23%	130	109	19%	N/A

*In Excess of 200%

BRISTOL-MYERS SQUIBB COMPANY
CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2004 AND 2003
(Unaudited, in millions of dollars except per share amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003
Net Sales	$5,157	$5,076	$19,380	$18,653

Cost of products sold	1,665	1,525	5,989	5,406
Marketing, selling and administrative	1,390	1,251	5,016	4,620
Advertising and product promotion	424	414	1,411	1,415
Research and development	677	715	2,500	2,279
Acquired in-process research and development	—	—	63	—
Gain on sale of business	(4)	—	(320)	—
Provision for restructuring and other items, net	29	8	104	26
Litigation settlement expense	16	265	420	199
Equity in net income of affiliates	(69)	(27)	(273)	(151)
Other expense/(income), net (a)	(10)	2	52	179

	4,118	4,153	14,962	13,973

Earnings from Continuing Operations Before Minority Interest and Income Taxes	1,039	923	4,418	4,680
Provision for income taxes	766	292	1,519	1,210
Minority interest, net of taxes	134	125	521	373

Earnings from Continuing Operations	$139	$506	$2,378	$3,097

Net earnings from discontinued operations	—	—	10	9

Net Earnings	$139	$506	$2,388	$3,106

Earnings per Common Share:

Basic:
Earnings from Continuing Operations	$0.07	$0.26	$1.23	$1.60
Net Earnings from Discontinued Operations	—	—	—	—

Net Earnings per Common Share	$0.07	$0.26	$1.23	$1.60

Diluted:
Earnings from Continuing Operations	$0.07	$0.26	$1.21	$1.59
Net Earnings from Discontinued Operations	—	—	—	—

Net Earnings per Common Share	$0.07	$0.26	$1.21	$1.59

Average Common Shares Outstanding:

Basic	1,943	1,937	1,942	1,937
Diluted	1,976	1,973	1,976	1,950

(a) Other expense/(income), net
Interest expense	$91	$70	$310	$277
Interest income	(39)	(18)	(105)	(65)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003
Foreign exchange transaction (gains)/losses	(30)	13	5	23
Other, net	(32)	(63)	(158)	(56)

	$(10)	$2	$52	$179

APPENDIX 1

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2004 AND 2003
(Unaudited, in millions of dollars)

Three months ended December 31, 2004

				Provision for	Litigation
	Cost of products	Research and	Gain on sale of	restructuring and other	settlement expense /
	sold	development	business	items, net	(income)	Total

Litigation Matters:
Private litigation and governmental investigations	$—	$—	$—	$—	$16	$16

Other:
Gain on sale of Adult Nutritional business	—	—	(4)	—	—	(4)
Accelerated depreciation	30	2	—	—	—	32
Downsizing and streamlining of worldwide operations	—	—	—	29	—	29
Milestone payment	—	15	—	—	—	15

	$30	$17	$(4)	$29	$16	88

Income taxes on items above						(26)
Deferred taxes in anticipation of repatriation of foreign earnings						575

Reduction to Net Earnings from Continuing Operations						$637

Three months ended December 31, 2003

			Provision for	Litigation
	Cost of products	Research and	restructuring and other	settlement expense /
	sold	development	items, net	(income)	Total

Litigation Matters:
Private litigation and governmental investigations	$—	$—	$—	$150	$150
Product liability	—	—	—	15	15
Pharmaceutical pricing and sales litigation	—	—	—	100	100

	—	—	—	265	265
Other:
Up-front payments for licensing agreements	—	81	—	—	81
Accelerated depreciation and asset impairment charges	18	—	—	—	18
Termination benefits and other exit costs	—	—	19	—	19
Relocation and retention	3	—	—	—	3
Change in estimates	—	—	(11)	—	(11)

	$21	$81	$8	$265	375

Income taxes on items above					(40)

Reduction to Net Earnings from Continuing Operations					$335

Twelve months ended December 31, 2004

			Acquired in-		Provision for	Litigation
	Cost of products	Research and	process research and	Gain on sale of	restructuring and other	settlement expense /	Other expense,
	sold	development	development	business	items, net	(income)	net	Total

Litigation Matters:
Private litigation and governmental investigations (a)	$—	$—	$—	$—	$—	$336	$—	$336
Product liability	75	—	—	—	—	—	11	86
Pharmaceutical pricing and sales litigation (b)	—	—	—	—	—	34	—	34
Commercial litigation	26	—	—	—	—	—	—	26
Anti-trust litigation	—	—	—	—	—	50	—	50
Product liability insurance recovery	(25)	—	—	—	—	—	—	(25)

	76	—	—	—	—	420	11	507
Other:
Gain on sale of Adult Nutritional business	—	—	—	(320)	—	—	—	(320)
Accelerated depreciation	100	3	—	—	—	—	4	107
Downsizing and streamlining of worldwide operations	1	—	—	—	104	—	—	105
Milestone payments	—	55	—	—	—	—	—	55
Acordis IPR&D write-off	—	—	63	—	—	—	—	63

	$177	$58	$63	$(320)	$104	$420	$15	517

Income taxes on items above								(130)
Deferred taxes in anticipation of repatriation of foreign earnings								575
Other tax adjustments								10

Reduction to Net Earnings from Continuing Operations								$972

(a)	relates to wholesaler inventory and accounting matters consisting of $16 million of reserves recorded in the fourth quarter and $320 million disclosed by the Company in the second quarter of 2004. These amounts are incremental to the $150 million recorded last year, bringing the total reserve to $486 million.

(b)	incremental to the $100 million reserve recorded by the Company last year, bringing the total reserve to $134 million.

Twelve months ended December 31, 2003

			Provision for	Litigation
	Cost of products	Research and	restructuring and other	settlement expense /
	sold	development	items, net	(income)	Total

Litigation Matters:
Private litigation and governmental investigations	$—	$—	$—	$150	$150
Product liability	—	—	—	15	15
Pharmaceutical pricing and sales litigation	—	—	—	100	100
Litigation settlement income	—	—	—	(66)	(66)

	—	—	—	199	199
Other:
Up-front payments for licensing agreements	—	102	—	—	102
Accelerated depreciation and asset impairment charges	64	—	—	—	64
Termination benefits and other exit costs	—	—	53	—	53
Relocation and retention	3	—	13	—	16
Change in estimates	—	—	(40)	—	(40)

	$67	$102	$26	$199	394

Income taxes on items above					(36)

Reduction to Net Earnings from Continuing Operations					$358